Exhibit 10.2
Udemy, Inc.

Employment Letter
May 18, 2023
Genefa Murphy

Dear Genefa:
This letter agreement (this “Agreement”) is entered into between Udemy, Inc. (“Udemy” or the “Company”) and you to confirm the terms and conditions of your employment.
1.Position. Your title will be Chief Marketing Officer, reporting to the Company’s Chief Executive Officer. This is a full-time position, based out of our San Francisco headquarters. While you render services to the Company, you will not engage in any other employment, consulting, or other business activity (whether full time or part-time) directly related to the business in which Udemy is now involved or becomes involved during the term of your employment without the prior approval of the Company’s Board of Directors (the “Board”), nor will you engage in any other activities that conflict with your obligations to Udemy. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Your employment start date will be mutually determined by you and the Company, but shall be no later than July 10, 2023.
2.Compensation and Benefits.
(a)Base Salary. Your annual base salary will be $400,000 per year, less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures.
(b)Annual Bonus Opportunity. Your annual target bonus opportunity will be 50% of your annual base salary (the “Target Bonus”). The Target Bonus shall be subject to review and may be adjusted based upon the Company’s normal performance review practices. Your actual bonuses shall be based upon achievement of performance objectives to be determined by the Board in its sole and absolute discretion. Bonuses will be paid as soon as practicable after the Board determines that such bonuses have been earned, but in no event will a bonus be paid to you after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which such bonus is earned or (ii) March 15 following the calendar year in which such bonus is earned. Your bonus, to the extent earned, will be pro-rated for the portion of the year that you are employed by the Company; provided, that if your first day of employment is on or after September 1, you will not be eligible to receive a bonus for the year in which your employment commences.
(c)Employee Benefits. As a full-time employee, you will be eligible to participate in the Company’s standard benefit plans as in effect from time to time, on the same basis as those benefit plans are generally made available to other similarly situated executives of the Company. Such benefit plans are subject to change, and may be supplemented, altered, or eliminated, in part or entirely. Any eligibility to participate in such benefits plans, as well as the terms thereof, shall be as set forth in the governing documents for such plans, or there are no such governing documents, in the Company’s policies.

(d)Equity Awards. It will be recommended to the Board following your start date that Udemy grant you restricted stock units covering 550,000 shares of Udemy common stock (the “RSUs”). You will be scheduled to vest in 12.5% of the RSUs six (6) months after the date the RSUs are granted, subject to continued service with Udemy or one of its subsidiaries. No RSUs will vest before such date, and no rights to any vesting shall be earned or accrued prior to such date. The remaining RSUs will vest in equal quarterly installments over the next 42 months of continuous service, subject to your continued service with Udemy or one of its subsidiaries through each vesting date. This RSU grant will otherwise be subject to the terms and conditions of Udemy’s equity incentive plan and RSU agreement in effect at the time of grant. No right to any shares of Udemy common stock issuable pursuant to the RSU grant will be earned or accrued until such time that vesting occurs, nor does this grant confer any right to continue vesting or employment with Udemy or its subsidiaries.
(e)Expenses. You will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the applicable policy of the Company, as in effect from time to time. In the event that any expense reimbursements are taxable to you, such reimbursements will be made in the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv) unless another time frame that complies with or is exempt from Section 409A is specified in the Company’s expense reimbursement policy.
(f)Vacation. Udemy offers a flexible time off policy pursuant to which you can take a reasonable amount of paid time away from the office for vacation, illness, family emergencies, etc., as necessary.
3.Severance & Change in Control Benefits. In connection with executing this Agreement, you are also entering into the Change in Control and Severance Agreement between you and the Company (the “Severance Agreement”), which is incorporated herein by reference.
4.Confidentiality. The Company employs you based upon your knowledge, background, experience, and skills and abilities and not because of your knowledge of any previous employer’s trade secrets or other company specific information. As a condition of employment at the Company you agree not to disclose or use confidential or proprietary information or trade secrets of any current or prior employer, and that you will not in any way utilize any such information in performing your duties for the Company. In this regard, you may not bring to the Company any documents or other materials in tangible form belonging to or acquired from any prior employer.
5.Proprietary Information and Inventions Agreement. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, this offer is conditioned on your acceptance of the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”).
6.At-Will Employment. You acknowledge and agree that your employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. You understand and agree that neither your job performance nor commendations, bonuses, or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company. You further acknowledge and agree that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary. However, as described in this Agreement, you may be eligible to receive severance benefits under the

Severance Agreement depending on the circumstances of the termination of your employment with the Company.
7.Tax Matters.
(a)Withholding. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law, and you will be solely responsible for any and all taxes arising in connection with this Agreement and compensation paid or payable to you, including but not limited to any taxes, penalties and interest, if any, arising under Section 409A.
(b)Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities will be interpreted to so be exempt or comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(c)Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.
8.Entire Agreement, Amendment, and Enforcement. This Agreement, the Severance Agreement, and the Confidentiality Agreement supersede and replace any prior agreements, representations, or understandings (whether written, oral, implied, or otherwise) between you and the Company, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California without regard to the principles of conflict of laws thereof.
9.Miscellaneous.
(a)Arbitration. You agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company, will be subject to arbitration in accordance with the provisions of the Confidentiality Agreement.
(b)Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(c)Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(e)Acknowledgment. You acknowledge that you have had the opportunity to discuss this Agreement with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.
(f)Other Matters. This offer is conditioned on your passing our background check, signing the Confidentiality Agreement, and providing proof of your eligibility to work in the United States. Prior to your start date, Udemy’s People team will contact you with your onboarding information. The onboarding information will include both the Confidentiality Agreement for you to sign and an I-9 identification form to verify your employment authorization.
* * * * *

We are extremely excited about having you join the team!
Please indicate your acceptance of this Agreement and confirm that it contains our complete agreement regarding the terms and conditions of your employment by signing below.

Very truly yours,
/s/ Greg Brown
Greg Brown
Chief Executive Officer
Udemy, Inc.

I have read and accept this Agreement:
/s/ Genefa Murphy

Genefa Murphy

Dated: May 22, 2023

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